Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SKYX Platforms Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share	Other(3)	20,000,000	(2)	$0.94	(3)	$18,800,000	$147.60 per $1,000,000	$2,774.88
Total Offering Amounts							$18,800,000		$2,774.88
Total Fee Offsets									—
Net Fee Due									$2,774.88

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers (i) such additional number of shares of common stock, no par value per share, of SKYX Platforms Corp. (“Common Stock”) issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement.

(2)	Represents additional shares of Common Stock that were reserved for future issuance under the SKYX Platforms Corp. Amended and Restated 2021 Stock Incentive Plan.

(3)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee and based on the average of the high and low sales price per share of Common Stock as reported on The Nasdaq Stock Market LLC on July 5, 2024, which date is within five business days prior to filing this Registration Statement.